Exhibit 10.9

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of June 30, 2023 between Niamh Pellegrini (“Executive”) and Nevro Corp., a Delaware corporation (the “Company”), effective as of the eighth day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company ended effective as of June 9, 2023 (the “Separation Date”).

B. Executive and the Company want to ensure the smooth transition of Executive’s duties and responsibilities to the Company and to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.
Separation. The Company and Executive agree that Executive’s employment with the Company ended effective as of the Separation Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an employee of the Company and each of its subsidiaries; provided, that such documents shall not be inconsistent with any of the terms of this Agreement.
2.
Confidentiality Agreement. Executive reaffirms Executive’s commitment to remain in compliance with that certain Proprietary Information and Inventions Agreement by and between Executive and the Company (the “Confidentiality Agreement”).
3.
Final Paycheck; Payment of Accrued Wages and Expenses.
(a)
Final Paycheck. Executive acknowledges that the Company has paid Executive all accrued but unpaid base salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. Executive is entitled to retain these payments regardless of whether Executive executes this Agreement.
(b)
Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.
4.
Separation Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s execution of this Agreement and this Agreement becoming effective and irrevocable within thirty (30) days following the Separation Date, as well as Executive’s performance of Executive’s continuing obligations pursuant to this Agreement to provide Executive with the severance benefits as follows:
(a)
Severance Payments. Executive shall be entitled to receive an amount equal to $511,402, which constitutes twelve months of Executive’s base salary at the rate in effect immediately prior to the Separation Date. Such amount shall be paid in a single cash lump sum, less applicable withholdings, on the first payroll date following the Effective Date.
(b)
Continued Healthcare. If Executive elects to receive continue health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the twelve month anniversary of the Separation Date and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at the Executive’s expense in accordance with the provisions of COBRA.
(c)
Equity Awards. Each outstanding stock option and restricted stock unit award held by Executive as of the Separation Date, in each case, that is scheduled to vest based solely on Executive’s continued service shall vest, and to the extent applicable become exercisable, as to that number of shares subject to such stock option or restricted stock units subject to such award, as applicable, as would have vested had Executive’s employment with the Company continued through the eighteen month anniversary of the Separation Date. Executive’s vested stock options, after giving effect to such accelerated vesting, shall remain exercisable until the 3-month anniversary of the Separation Date. All equity awards that remain unvested as of the Separation Date after giving effect to such accelerated vesting and any portion of Executive’s vested stock options that remains unexercised as of the 3-month anniversary of the Separation Date shall terminate for no consideration.
(d)
Taxes. Executive understands and agrees that all payments under this Section 4 will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Section 4 beyond those withheld by the Company, Executive agrees to pay them herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(e)
Sole Separation Benefit. Executive agrees that the payments provided by Sections 4(a), (b) and (c) are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in Sections 4(a), (b) and (c) constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
5.
Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and separation therefrom. Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including,

|||

without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement, other than the agreements evidencing Executive’s outstanding equity awards, shall be deemed terminated and of no further effect as of the Separation Date.
6.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)
Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Separation Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)
Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

|||

(ii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)
Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)
Claims to any benefit entitlements vested as the date of Executive’s employment Separation, pursuant to written terms of any Company employee benefit plan;
(v)
Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)
Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)
Executive should consult with an attorney before signing this Agreement;
(ii)
Executive has been given at least twenty-one (21) days to consider this Agreement; and
(iii)
Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. PT on the seventh (7th) day following Executive’s execution of this Agreement to Kashif Rashid, 1800 Bridge Parkway, Redwood City, CA 94065; or email: Kashif.Rashid@nevro.com. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in this Agreement, other than as provided in Section 3 hereof.
(d)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.
Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.
(a)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers,

|||

agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)
Transfer of Company Property. Executive shall return to the Company within ten (10) business days following the Separation Date all equipment of the Company in Executive’s possession or control, including, without limitation, Executive’s laptop computer, along with all other equipment and originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or Executive’s agents or representatives.
8.
Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
9.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
10.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
11.
Arbitration; Venue. All controversies, claims and disputes arising out of or relating to this Agreement shall be resolved by final and binding arbitration before a single neutral arbitrator in San Mateo County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”), which can be found at

|||

https://www.adr.org/sites/default/files/EmploymentRules_Web.pdf. The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 7(a) and Section 14 hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 7(a) or Section 14 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Any action seeking such injunctive relief, along with any other action relating to this Agreement that is excluded from the first sentence of this Section 11, shall be instituted and prosecuted exclusively in the federal or state courts located in the San Mateo County, California, and the each of the Company and Executive waive any right to change of venue.
12.
Miscellaneous. This Agreement, collectively with the Confidentiality Agreement and the agreements evidencing equity awards, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. The Company and Executive acknowledge that the separation of Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer or other duly authorized officer of the Company. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
13.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
14.
Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 4 shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal;

|||

and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
15.
Executive’s Cooperation. After the Separation Date and for period until 18 months thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment). In legal matters where Executive’s cooperation is required under this section, Executive agrees to be represented by counsel reasonably appointed by the Company, and to cooperate with counsel representing the Company. The Company will reimburse Executive for reasonable and pre-approved out-of-pocket expenses Executive incurs in connection with any such cooperation, excluding forgone wages, salary or other compensation. Nothing in this paragraph or any other provision of this Agreement shall in any way affect Executive’s rights under her Indemnification Agreement with the Company, dated July 15, 2019.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: June 30, 2023
/s/ Niamh Pellegrini
Niamh Pellegrini

NEVRO CORP.
DATED: June 30, 2023
	By:	/s/ Kashif Rashid
Name: Kashif Rashid
Title: General Counsel

|||